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                                                                    Exhibit 23.7



                            INDEPENDENT AUDITOR'S CONSENT


    We consent to the incorporation by reference in the registration statement on Form S-2 of Premier Parks Inc. of our report dated December 10, 1996, except as to Note 3 which is as of December 24, 1996, with respect to the consolidated financial statements of Stuart Amusement Company and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, changes in common and other stockholders' equity and cash flows for the years in the three-year period ended September 30, 1996, which report appears in the registration statement on Form S-2 (No. 333-16573) of Premier Parks Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                             KPMG Peat Marwick LLP

Springfield, Massachusetts
January 27, 1997